THE EASTERN COMPANY
                                112 Bridge Street
                                  P.O. Box 460
                            Naugatuck, CT 06770-0460
                            ------------------------



                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                 April 26, 2000
                             -----------------------





      The Annual Meeting of shareholders of The Eastern Company ("Eastern" or the "Company") will be held on April 26, 2000 at 11:00 a.m., local time, at the office of the Company, 112 Bridge Street, Naugatuck, Connecticut 06770-0460, for the following purposes:

      1. To elect two directors.

      2. To approve the appointment by the Board of Directors of Ernst & Young LLP as independent auditors to audit the consolidated financial statements of the Company and its subsidiaries for the current fiscal year.

      3. To transact such other business as may properly come before the meeting or any adjournment thereof.

      The Board of Directors has fixed February 25, 2000 as the record date for the determination of common shareholders entitled to notice of, and to vote at the Annual Meeting or any adjournment thereof.

      Your vote is very important. Whether or not you plan to attend the Annual Meeting, we urge you to sign, date and return the enclosed proxy card promptly in the postpaid return envelope that is provided. If you attend the meeting and desire to vote in person, your proxy will not be used.

      All shareholders are cordially invited to attend the meeting, and management looks forward to seeing you there.


                                            By order of the Board of Directors,


                                            Amanda Gordon
                                            Assistant Secretary

March 15, 2000

                                 PROXY STATEMENT

                                       of

                               THE EASTERN COMPANY

                     for the Annual Meeting of Shareholders
                          To Be Held on April 26, 2000

      The Board of Directors of The Eastern Company ("Eastern" or the "Company") is furnishing this proxy statement in connection with its solicitation of proxies for use at the 2000 Annual Meeting of Shareholders and at any adjournment thereof. This proxy statement is first being furnished to shareholders on or about March 15, 2000.

           GENERAL INFORMATION REGARDING VOTING AT THE ANNUAL MEETING

      The Board has fixed the close of business on February 25, 2000 as the record date ("Record Date") for determining the shareholders entitled to notice of, and to vote at, the Annual Meeting. On the Record Date, there were 3,656,817 outstanding shares of Eastern common stock ("Common Shares") with each Common Share entitled to one vote.

      The presence, in person or by proxy, of holders of a majority of the voting power of the Common Shares entitled to vote at the Annual Meeting is necessary to constitute a quorum.

      Shares represented by Eastern's proxy card will be voted at the Annual Meeting, either in accordance with the directions indicated on the proxy card, or, if no directions are indicated, in accordance with the recommendations of the Board contained in this Proxy Statement and on the form of proxy. If a proxy is signed and returned without specifying choices, the Common Shares represented thereby will be voted (1) FOR the proposal to elect Messrs. Robinson and Tuttle to the Board of Directors and (2) FOR the appointment of Ernst & Young LLP as independent auditors. The Company is not aware of any matters other than those set forth herein which will be presented for action at the Annual Meeting. If other matters should be presented, the persons named in the proxy intend to vote such proxies in accordance with their best judgment.

      A shareholder may revoke the appointment of a proxy by making a later appointment or by giving notice of revocation to The Eastern Company, 112 Bridge Street, P.O. Box 460, Naugatuck, CT 06770-0460. Attendance at the Annual Meeting does not in itself revoke the appointment of a proxy; however, it may be revoked by giving notice in open meeting. A revocation made during the Annual Meeting after the polls have been closed will not affect the previously taken vote.

Solicitation of Proxies

      The cost of solicitation of proxies will be borne by the Company. This solicitation by mail to the Company's shareholders (including this proxy statement and the enclosed proxy) began on approximately March 15, 2000. In addition to this solicitation by mail, officers and regular employees of the Company and its subsidiaries may make solicitation by mail, telephone or personal interviews, and arrangements may be made with companies, brokerage firms, and others to forward proxy material to their principals. The Company will defray the expenses of such additional solicitations.

Voting at the Annual Meeting

      A plurality of the votes duly cast is required for the election of directors. Each of the other matters to be acted upon at the Annual Meeting will be approved if the votes cast in favor of the matter exceed the votes cast opposing the matter.

      Under Connecticut law, an abstaining vote is considered to be present but is not deemed to be a vote cast. As a result, abstentions and broker "non-votes" are not included in the tabulation of the voting results on the election of directors or the other matters to be acted on at the Annual Meeting, each of which requires the approval of a plurality or majority of the votes cast, and therefore do not have the effect of votes in opposition in such tabulations. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Broker "non-votes" and shares as to which a shareholder abstains are included for purposes of determining whether a quorum is present at the Annual Meeting.

      The Board of Directors recommends voting:

         FOR the election of Messrs. Robinson and Tuttle as directors. FOR the appointment of Ernst & Young LLP as independent auditors.

                                   Item No. 1

                              ELECTION OF DIRECTORS

      At the meeting, two directors will be elected to serve for three-year terms which expire in 2003 and until their successors are elected and qualified. Mr. David C. Robinson and Mr. Donald S. Tuttle III, current directors whose terms expire in 2000, are nominees for election at the meeting.

      Unless otherwise specified in your proxy, the persons with power of substitution named in the proxy card will vote your shares FOR the Company's nominees named below. If any of such nominees are unable or unwilling to accept nomination, the proxies will be voted for the election of such other persons as may be recommended by the Nominating Committee of the Board of Directors. The Board of Directors, however, has no reason to believe that any of the Company's nominees will be unavailable for election at the Annual Meeting. Approval of this resolution requires the affirmative vote of a plurality of the votes duly cast by the shares represented at the meeting which are entitled to vote on the matter.

      The Board of Directors recommends a vote FOR the election of Messrs. Robinson and Tuttle as directors.

      Each director has furnished the biographical information set forth below with respect to his present principal occupation, business and other affiliations, and beneficial ownership of equity securities of the Company. Unless otherwise indicated, each director has been employed in the principal occupation or employment listed for at least the past five years.


            COMPANY NOMINEES FOR ELECTION AT THE 2000 ANNUAL MEETING
                     FOR A THREE-YEAR TERM EXPIRING IN 2003

                                                                                    Common
                                                                                     Stock
                                                                                 Beneficially
Name, Age and Positions       Principal Occupation                               Owned as of      Percentage
    Presently Held with       During Past Five Years:             Director       February 25,         of
     The Company              Other Directorships                   Since            2000            Class
     -----------              -------------------                   -----            ----            -----
David C. Robinson, 57         President                             1990            87,286           2.1%
  Director 1,2,3,4,5          The Robinson Company
                              Waterbury, CT
                              (Employee Benefit Specialists)
                              Director: Engineered Sinterings &
                              Plastics Inc.


Donald S. Tuttle III, 51      Vice President Investments            1988            75,386           1.8%
  Director 1,2,3,4,5          Paine Webber
                              Middlebury, CT
                              (Investment Firm)


                  Continuing Director (Term to Expire in 2001)

                                                                                    Common
                                                                                     Stock
                                                                                 Beneficially
Name, Age and Positions       Principal Occupation                               Owned as of     Percentage
    Presently Held with       During Past Five Years:             Director       February 25,        of
     The Company              Other Directorships                  Since            2000            Class
     -----------              -------------------                  -----            ----            -----
Charles W. Henry, 50          Partner                               1989            75,587           1.8%
  Director 1,2,3,4,5          Kernan & Henry
                              Waterbury, CT
                              (Law Firm)

                 Continuing Director (Term to Expire in 2002)

                                                                                    Common
                                                                                     Stock
                                                                                 Beneficially
Name, Age and Positions        Principal Occupation                              Owned as of     Percentage
    Presently Held with        During Past Five Years:            Director       February 25,         of
     The Company               Other Directorships                  Since            2000            Class
     -----------               -------------------                  -----            ----            -----
John W. Everets, 53           Chairman and CEO                      1993            70,479           1.7%
  Director 2,3,4,5            H.P.S.C. Inc.
                              Boston, MA
                              (Financial Services)
                              Director: H.P.S.C. Inc.
                              Dairymart

Leonard F. Leganza, 69        President and CEO                     1981           186,758           4.6%
  Director, President and     The Eastern Company
  Chief Executive Officer     Naugatuck, CT
  of the Company 1,4          Financial and Business Consultant
                              Farmington, CT
                              Director: American Republican, Inc.



   1  Member of the Executive Committee
   2  Member of the Compensation Committee
   3  Member of the Audit Committee
   4  Member of the Nominating Committee
   5  Member of the Pension Trust Committee

                                   Item No. 2

                       APPOINTMENT OF INDEPENDENT AUDITORS

      The services of Ernst & Young LLP for the fiscal year ended January 1, 2000 included an audit of the consolidated financial statements of the Company and its subsidiaries; assistance and consultations in connection with filing the Form 10-K annual report with the Securities and Exchange Commission; consultation on financial accounting and reporting matters; and meetings with the Audit Committee of the Board of Directors.

      All audit services provided by Ernst & Young LLP for 1999, which were similar to the audit services provided in prior years, were approved by the Audit Committee in advance of the work being performed.

      The Board of Directors recommends continuing the services of this firm for the current fiscal year. Accordingly, the Board of Directors will recommend at the meeting that the shareholders approve the appointment of the firm of Ernst & Young LLP to audit the consolidated financial statements of the Company for the current year.

      The proposal to appoint Ernst & Young LLP as independent auditors will be approved if at the Annual Meeting at which a quorum is present, the votes cast in favor of the proposal exceed the votes cast opposing the proposal.

      Representatives of Ernst & Young LLP will be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so, as well as respond to questioning.

      The Board of Directors recommends a vote FOR the appointment of Ernst & Young LLP as independent auditors.

              SECURITY OWNERSHIP OF CERTAIN BENEFICIAL SHAREHOLDERS

      The following table sets forth information, as of February 25, 2000 (unless a different date is specified in the notes to the table), with respect to (a) each person known by the Board of Directors of the Company to be the beneficial owner of more than 5% of the Company's outstanding Common Shares, (b) each current director of the Company, (c) each of the Named Officers (as hereinafter defined) and (d) all directors and executive officers of the Company as a group:


                                                             Amount and nature
                                                               of beneficial               Percent of
              Shareholder                                      ownership (a)                class (b)
Fleet National Bank as trustee under The                         325,282                     8.9%
Eastern Company Pension Plan for Salaried Employees (c)
100 Federal Street
Boston, MA  02110

Dimensional Fund Advisors, Inc. (d)                              198,300                     5.4%
1299 Ocean Avenue, Suite 650
Santa Monica, CA  90401

Fleet Boston Corporation or one of its nominees (e)              215,647                     5.9%
100 Federal Street
Boston, MA  02110

Salomon, Smith, Barney (f)                                       235,834                     6.4%
333 West 34th Street
New York, NY  10001

John W. Everets                                                   70,479                     1.7%

Charles W. Henry                                                  75,587                     1.8%

Leonard F. Leganza                                               186,758                     4.6%

David C. Robinson                                                 87,286                     2.1%

John L. Sullivan III                                              29,765                     0.7%

Donald S. Tuttle III                                              75,386                     1.8%

Russell G. McMillen (g)                                          216,461                     5.3%

Donald E. Whitmore, Jr. (h)                                       48,818                     1.2%


All directors and executive officers as a group (8 persons)      790,540(i)                 19.3%




                                       6

      (a) The Securities and Exchange Commission has defined "beneficial owner" of a security to include any person who has or shares voting power or investment power with respect to any such security or who has the right to acquire beneficial ownership of any such security within 60 days. Unless otherwise indicated, (i) the amounts owned reflect direct beneficial ownership, and (ii) the person indicated has sole voting and investment power. Amounts shown include the number of Common Shares subject to outstanding options under the Company's stock option plans that are exercisable within 60 days. Reported shareholdings include, in certain cases, shares owned by or in trust for a director's or nominee's spouse, and in which all beneficial interest has been disclaimed by the director or the nominee.

      (b) The percentages shown for the directors and executive officers are calculated on the basis that outstanding shares include Common Shares subject to outstanding options under the Company's stock option plans that are exercisable by the directors and officers within 60 days.

      (c) Reported shareholdings as of February 23, 2000. The Eastern Company, in accordance with its fiduciary responsibilities, will provide Fleet Boston Corporation, as trustee of the salaried pension plan, with voting instructions for the Common Shares held in this trust.

      (d) Dimensional Fund Advisors Inc. ("Dimensional"), a registered investment advisor, is deemed to have beneficial ownership of 198,300 Common Shares per a Schedule 13G filed as of February 2, 2000, all of which shares are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or in series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, for all of which Dimensional Fund Advisors Inc. serves as investment manager. Dimensional disclaims beneficial ownership of all such shares.

      (e)  Reported shareholdings per a Schedule 13G filed February 14, 2000.

      (f)  Reported shareholdings as of January 31, 2000.

      (g)  Emeritus Director of the Company.

      (h) Mr. Whitmore resigned as Director, Executive Vice President, Chief Financial Officer and Secretary on July 2, 1999.

      (i) Directors and Executive Officers (including the Emeritus Director) have sole voting and investment powers as to 790,540 shares (19.3% of the outstanding stock). Also included are stock options for 444,800 shares deemed exercised solely for purposes of showing beneficial ownership by such group.


             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and officers, and persons who beneficially own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and with the American Stock Exchange. Directors, officers and greater-than-10% beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports that they file. Based solely on its review of copies of such reports filed with the SEC since January 1999, or written representations from certain reporting persons that no such reports were required for those persons, the Company believes that all persons subject to the reporting requirements of Section 16(a) have filed the required reports on a timely basis.

                      COMMITTEES OF THE BOARD OF DIRECTORS

      The Company's Board of Directors has five standing committees: an Executive Committee, an Audit Committee, a Compensation Committee, a Nominating Committee and a Pension Trust Committee. During 1999, the Board of Directors had seven (7) meetings. During 1999 each Director attended at least 75 percent or more of those meetings and the meetings of committees on which he served.

      Executive Committee. The Executive Committee, acting with full authority of the Board of Directors, approves minutes, monthly operating reports, capital expenditures, banking matters, and other issues requiring immediate attention. Executive Committee meetings are generally scheduled when necessary. During 1999, one (1) Executive Committee Meeting was held.

      Audit Committee. The Audit Committee is responsible for reviewing the plan and scope of the audit, the Company's audited financial statements and other audit matters. During 1999, two (2) Audit Committee Meetings were held.

      Compensation Committee. The Compensation Committee is responsible for establishing management compensation and all related matters, as well as selecting the employees to be granted stock options. One (1) Compensation Committee Meeting was held in 1999.

      Nominating Committee. The Nominating Committee, which is responsible for making recommendations to the Board of Directors as to board size and to nominate prospective candidates to serve as Directors, met once (1) in 1999. The Nominating Committee will consider candidates recommended by other Directors, as well as candidates recommended in writing by shareholders in accordance with the procedure set forth in the company's by-laws. In general, a shareholder must provide such written notice not less than 60 or more than 90 days prior to April 26, 2001.

      Pension Trust Committee. The Pension Trust Committee is responsible for reviewing the investment policy and performance of the Salaried Employees Retirement Plan of The Eastern Company, The Eastern Company Pension Plan for Hourly-Rated Employees of the Eberhard Manufacturing Company Division, The Eastern Company Pension Plan for Hourly-Rated Employees of the Frazer & Jones Company Division and The Eastern Company Savings and Investment Plan. The Pension Trust Committee met once (1) in 1999.

                             EXECUTIVE COMPENSATION

                           Summary Compensation Table

      The following information relates to annual and long-term compensation for services to the Company in all capacities for the fiscal years ended January 1, 2000, January 2, 1999 and January 3, 1998 of those persons who, at January 1, 2000 were (i) the Chief Executive Officer; (ii) the Vice President and Treasurer (the only other executive officer of the Company at the end of the fiscal year ended January 1, 2000); and (iii) the resigned Executive Vice President and Chief Financial Officer (collectively the "Named Officers").


                                               Annual Compensation                        Long Term Compensation


                                                                                      Awards             Payouts

                                                                  Other       Restricted   Securities
  Name and Principal                                              Annual        Shares     Underlying     LTIP         All Other
  Position as of                       Salary (1)    Bonus (2)   Compensation   Awards    Options/SARs   Payouts   Compensation (3)
  January 1, 2000               Year       ($)        ($)           ($)         ($)          (#)         ($)            ($)

  Leonard F. Leganza, 69        1999   $250,000      $162,500        --          --         55,000       --            $ 4,649
    Director, President and     1998   $225,000      $184,500        --          --         45,000       --            $ 4,649
    CEO                         1997   $147,808(4)   $118,246        --          --         67,500       --            $ 1,729

  John L. Sullivan III, 47      1999   $113,942(5)   $ 78,000        --          --         22,500       --            $ 3,947
    Vice President and          1998   $ 95,150      $ 47,500        --          --           --         --            $ 3,346
    Treasurer                   1997   $ 86,058      $ 14,343        --          --          7,500       --            $ 2,268


  Donald E. Whitmore, Jr., 64   1999   $140,000      $ 45,500        --          --           --         --            $ 5,311
    Resigned Director,          1998   $140,000      $114,800        --          --           --         --            $ 5,227
    Executive Vice              1997   $137,596      $110,077        --       $134,063(7)     --         --            $ 3,822
    President, CFO and
    Secretary(6)

(1) 1998 and 1999 consisted of 52 weeks, while 1997 consisted of 53 weeks. Salaries were paid on that basis.

(2) Bonuses are reported in the year earned. Payment is normally made the following year.

(3) All Other Compensation includes matching Company 401(k) contributions and term life insurance premiums in excess of $50,000

(4) Mr. Leganza became President and Chief Executive Officer on April 23, 1997 at an annual salary of $210,000.

(5) Mr. Sullivan became Vice President and Treasurer on January 2, 2000. Prior to that he was the Corporate Controller and Treasurer of the Company.

(6) Mr. Whitmore resigned as Director, Executive Vice President, Chief Financial Officer and Secretary on July 2, 1999.

(7) Mr. Whitmore was granted 7,500 shares of restricted stock on December 16, 1997. The fair market value of the common shares on the date of grant of restricted stock was $17.875. Dividends were paid on the shares of restricted stock. Upon Mr. Whitmore's resignation as Director, Executive Vice President, Chief Financial Officer and Secretary, these restricted shares were forfeited.


               Aggregated Option/SAR Exercises in Last Fiscal Year
                      and Fiscal Year-End Option/SAR Values

                                                               Number of Securities               Value of
                                                                    Underlying                   Unexercised
                                                                   Unexercised                  In-the-Money
                                Shares                            Options/SARs                  Options/SARs
                              Acquired on      Value              at FY-End(#)                at FY-End ($) (i)


   Name                      Exercise (#)  Realized ($)     Exercisable    Unexercisable     Exercisable    Unexercisable


  Leonard F. Leganza            16,875     $181,913(ii)      167,500           --            $403,838           --
  President & CEO


  John L. Sullivan III            --           --             28,300 (iv)    1,700(iv)        $31,538           --
  Vice President &
  Treasurer


  Donald E. Whitmore, Jr.        7,500      $67,500(iii)       3,000           --             $28,125           --
  Resigned Executive
  Vice President, CFO
  and Secretary


 (i) Based on the fair market value of the Company Common Shares on January 1, 2000 of $15.625 per share and the option exercise prices ranging from $9.92 to $18.50 per share.

 (ii) Based on the fair market value of the Company Common Shares on May 15, 1999 of $16.833 per share and the option exercise price of $6.053 per share.

(iii) Based on the fair market value of the Company Common Shares on December 16, 1999 of $15.25 per share and the option exercise price of $6.25 per share.

(iv) The exercise price of 10,800 exercisable options and 1,700 unexercisable options exceeds $15.625, the fair market value of the Company Common Stock on January 1, 2000.

                                  PENSION PLANS

Retirement Benefits

      The Company maintains a pension plan for salaried employees. Under the plan, the amount of a member's annual normal retirement benefit is equal to one percent (1%) of total annual compensation applicable to each year of service and the sum of one half of one percent (0.5%) of average annual compensation plus one half of one percent (0.5%) of average annual compensation in excess of $10,000, multiplied by years of service not in excess of thirty (30). Average annual compensation means the average of the member's annual compensation for the five (5) consecutive calendar years prior to retirement, which result in the highest average.

      As of January 1, 2000, Messrs. Leganza, Sullivan and Whitmore had 2, 23 and 34 years of service respectively. The estimated annual retirement benefits payable to Messrs. Leganza, Sullivan and Whitmore are $9,833, $62,904 and $72,603 respectively. These benefits are based on the five year certain form of annuity.

      The Company has adopted an unfunded supplemental employee retirement plan (the "SERP") for the benefit of Mr. Leganza. Under the terms of the SERP, Mr. Leganza will receive a monthly retirement benefit equal to the excess of: (a) the benefit he would be entitled to receive under the Company's qualified pension plan, based on the assumption that Mr. Leganza was fully vested under the plan and without regard to the limitations on benefits imposed by the Internal Revenue Code; over (b) the benefit which he is actually entitled to receive under the Company's qualified pension plan, subject to the plan's vesting schedule and the limitations on benefits imposed by the Internal Revenue Code. The monthly retirement benefit under the SERP will begin at the time of Mr. Leganza's termination of employment. The benefit will be paid as an annuity over Mr. Leganza's life, with 60 monthly payments guaranteed. However, if Mr. Leganza is married at the time benefits start, his benefits will be actuarially adjusted and will be paid over his life with the provision that, at the time of his death, 50% of the amount payable to him during his lifetime will be paid to his surviving spouse for the remainder of her lifetime. The SERP also provides for the payment of benefits in the event of Mr. Leganza's death or disability while employed.

SIP Plan

      The Company maintains a savings and investment plan (the "SIP Plan") for eligible employees. An eligible employee who is participating in the SIP Plan may execute a salary reduction agreement requiring the Company to reduce his or her taxable earnings by an amount of from 1% to 18% (but not in excess of $10,000 for calendar year 1999), and to contribute that amount to the SIP Plan. If an employee executes such a salary reduction agreement, the Company will make a matching contribution to the SIP Plan on behalf of the employee. For 1999 the matching contribution equaled 50% of that portion of an employee's salary reduction contribution which did not exceed 4% of his or her earnings. An employee is fully vested in his or her salary reduction contributions and the earnings on those contributions. An employee will become vested in any matching contributions, and the earnings thereon, with full vesting after completing five years of service or upon reaching age 65. Employees who are participating in the SIP Plan may direct that their account balances be invested in one or more investment options offered under the plan.

                            EXECUTIVE INCENTIVE PLAN

      During 1999 the Executive Incentive Plan was modified to include higher targeted earnings' levels. The President and the Vice President and Treasurer were eligible to receive an incentive bonus subject to a maximum of 100% of base pay with the actual amount of the bonus being based on the performance of the Company during 1999. All group Vice Presidents and Division Managers were eligible to earn a portion of their incentive bonus based on corporate earnings per share subject to a maximum of 8.2% of base pay. The rest of their incentive bonus, with unlimited potential, was based on achieving their respective division or group earnings targets. Due to his resignation in July of 1999, Mr. Whitmore, the former Executive Vice President, earned 50% of the incentive bonus to which he would have been entitled.

      Effective for 2000, the President and the Vice President and Treasurer may receive an incentive subject to a maximum of 100% of base pay. All group Vice Presidents and Division Managers will earn their incentive bonus, with unlimited potential, based on achieving their respective division or group earnings targets.

                                  STOCK OPTIONS

      On April 27, 1983, the shareholders approved the Incentive Stock Option Plan (the "1983 Plan"), which by its terms expired on February 9, 1993. No additional options may be granted under the 1983 Plan. However, options previously granted remain exercisable in accordance with their terms.

      On April 26, 1989, the shareholders approved The Eastern Company 1989 Executive Stock Incentive Plan (the "1989 Plan"), which by its terms expired on February 7, 1999. No additional options may be granted under the 1989 Plan. However, options previously granted remain exercisable in accordance with their terms.

      On April 26, 1995, the shareholders approved The Eastern Company 1995 Executive Stock Incentive Plan (the "1995 Plan"), which by its terms will expire either on February 8, 2005 or upon any earlier termination date established by the Board of Directors. The 1995 Plan authorizes the granting of incentive stock options and non-qualified stock options to purchase shares of common stock and the granting of shares of restricted stock. The Compensation Committee of the Company's Board of Directors will determine the restrictions which will apply to shares of restricted stock granted under the 1995 Plan. Awards may be granted to salaried officers and other key employees of the Company, whether or not such employees are also serving as directors of the Company. The 1995 Plan also provides for the grant of non-qualified stock options to purchase 16,875 shares of common stock to each non-employee director of the Company upon his or her first election as a director. The total amount of such common stock which may be issued under awards granted under the 1995 Plan shall not exceed in the aggregate 375,000 shares.

      On September 17, 1997 the Compensation Committee adopted The Eastern Company 1997 Directors Stock Option Plan (the "1997 Plan") which by its terms will expire either on September 16, 2007 or upon any earlier termination date established by the Board of Directors. The 1997 Plan authorizes the granting of non-qualified stock options to purchase shares of common stock to the non-employee directors of the Company on December 15, 1999, the Board of Directors approved an increase in the total number of shares of common stock which may be issued under options granted under the 1997 Plan from 225,000 shares to 325,000 shares.

      The purchase price of the shares subject to each option granted under the 1983 and 1989 Plans and each incentive stock option granted under the 1995 Plan may not be less than the fair market value of the shares on the date of grant. The purchase price of shares subject to non-qualified stock options granted under the 1995 and 1997 Plans, and the price which must be paid to acquire a share of restricted stock granted under the 1995 Plan, will be set by the Compensation Committee of the Company's Board of Directors. All non-qualified stock options granted to date have required a purchase price equal to 100% of the fair market value of the common stock on the date of the grant.

      Incentive stock options generally may not be granted under the 1995 Plan to any employee who owns more than ten percent (10%) of the Company's voting stock at the time of such grant. Incentive stock options must be exercised within ten years. Non-qualified stock options granted to non-employee directors must be exercised within ten years and one month after being granted; non-qualified stock options granted to employees must be exercised within the period established by the Compensation Committee. Moreover, options may not be exercised more than three months after termination of employment or termination of service as a director, except in the case of death or disability, in which event the option may be exercised within one year after death or disability. Under the 1995 and 1997 Plans, the three month period is also extended to one year for an optionee who terminates employment or terminates service as a director at or after reaching age sixty-five (65).

      Option/SAR and Long-term Incentive Plan Tables. The following table contains certain information relating to the grants of stock options, the exercise of stock options and the grant of long-term incentive awards during the fiscal year ended January 1, 2000. The company has no stock appreciation rights
(SAR) programs in place.

Options/SAR Grants in Last Fiscal Year (1999)

                                                                              Potential Realizable Value at
                                                                                 Assumed Annual Rates of
                                                                                 Stock Price Appreciation
                                 Individual Grants                                  for Option Term (1)
                                 -----------------                              ------------------------


                            Number of     Percent of
                           Securities  Total Option/SARs
                           underlying     Granted to      Exercise or
                           Option/SAR    Employees in     Base Price    Expiration

  Name                     Granted (#)    Fiscal Year      ($/Share)       Date       5% ($)      10% ($)
  Leonard F. Leganza         55,000          28.2%          $15.25       12/15/09     527,485    1,336,751

  John L. Sullivan III       12,500          11.5%           18.50        7/21/09     145,432      368,553
                             10,000                          15.25       12/15/09      95,906      243,046
                             ------
                             22,500


  Donald E. Whitmore, Jr.      N/A            N/A             N/A           N/A         N/A         N/A

(1) The potential value of the options is based on the assumption that the value of the Company's Common Shares increased by 5 percent and 10 percent, compounded annually, in each year of the ten year term of the option. It is not intended to forecast the possible future appreciation, if any, of the Company's Common Shares.

(2) All of the options are exercisable, except that 1,700 of the options granted to Mr. Sullivan with an exercise price of $18.50 are not exercisable until January 1, 2001.

                              DIRECTOR COMPENSATION

      Each director who is not an employee of the Company ("Outside Director") is paid a director's fee for his services at the rate of $8,000 ($10,000 per year effective in 2000) as well as $1,000 for each directors' meeting and $700 for each committee meeting attended. All annual retainer fees and meeting fees paid to non-employee members of the Board of Directors of the Company are paid in Common Shares of the Company rather than in cash in accordance with the Directors Fee Program adopted by the shareholders on March 26, 1997.

      On December 15, 1999, each Outside Director was granted an option to acquire 12,500 Common Shares at an exercise price of $15.25 per share, the fair market value of the Common Shares at the date of grant.

                 EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT
                       AND CHANGE IN CONTROL ARRANGEMENTS

      The Company has adopted an unfunded deferred compensation arrangement (the "DCA") for the benefit of Mr. Leganza. The DCA will expire on September 9, 2001. Under the DCA, Mr. Leganza will be entitled to receive severance benefits from the Company at the time of his termination of employment if specified conditions are satisfied. The amount of the severance benefits will depend on whether or not certain performance goals have been achieved and whether or not a change in control of the Company has occurred. If a change in control of the Company has occurred and certain performance goals have been achieved, Mr. Leganza will receive a lump sum severance benefit equal to the sum of 2.0 times his annual base salary plus his incentive bonus payments for the two preceding years. Mr. Leganza will also receive a supplemental severance benefit payable in installments over a five year period, up to the limits on severance benefits imposed by the Internal Revenue Code. On the other hand, if the conditions for the payments described above have not been met but certain other performance goals have been achieved (whether or not a change in control of the Company has occurred), Mr. Leganza will receive a lump sum severance benefit. The amount of the severance benefit will vary, depending on the performance goals that have been achieved, but will not exceed the amount of the lump sum severance benefit described above.

      Should an unfriendly change in control of the Company take place, John L. Sullivan III is guaranteed to receive a lump sum payment equal to one full year of his annual base salary.

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      All non-employee members of the Board of Directors are members of the Compensation Committee. In reviewing and overseeing the Company's compensation programs, the Compensation Committee adheres to a compensation philosophy which provides executive compensation programs that are designed to:

         Attract and retain key executives crucial to the long-term success of the Company.

         Reward executives for the achievement of operational and strategic objectives.

         Compensate executives commensurate with each executive's performance, experience and responsibilities.

         Align the interests of executives with the long-term interest of shareholders through award opportunities that can result in the ownership of common stock.

      As a means of implementing these compensation philosophies and objectives, the Company's compensation program for executives consists of base salary, participation in the Company's incentive compensation program and participation in the employee stock incentive programs. The base salaries are determined by evaluating the executives' responsibilities and their individual performance, as well as the competitive environment. Participation in the incentive compensation program is at the discretion of the Compensation Committee. Awards under the incentive compensation program to Company executives are based upon achieving targeted operating earnings goals linked to overall corporate goals. The Compensation Committee believes that the employee stock incentive programs provide executives, who have substantial responsibility for the management and growth of the Company, with the opportunity to increase their ownership in the Company, thereby more closely aligning the best interests of the shareholders and the executives.

      Effective January 3, 1999, the Compensation Committee increased the salary paid to Leonard F. Leganza, President and Chief Executive Officer, by 11% based upon his level of achievement in line with the Company's executive compensation program. In connection with Mr. Sullivan's assumption of additional duties following the resignation of the former Executive Vice President and Chief Financial Officer, the Compensation Committee increased the salary paid to John
L. Sullivan III by 14%, effective May 30, 1999.

 John W. Everets    Charles W. Henry    David C. Robinson   Donald S. Tuttle III

                   SHAREHOLDER RETURN PERFORMANCE INFORMATION

      The following graph sets forth the Company's cumulative Total Shareholder Return based upon an initial $100 investment made on December 31, 1994 (i.e., stock appreciation plus dividends during the past five fiscal years) compared to the Wilshire 5000 Index and the S&P Manufacturing Diversified Index. The Company manufactures and markets a broad range of locks, latches, fasteners and other security hardware that meets the diverse security and safety needs of industrial and commercial customers. Consequently, while the S&P Manufacturing Diversified Index being used for comparison is the standard index most closely related to the Company, it does not completely represent the Company's products or market applications. The Wilshire 5000 is a market index made up of 5,000 publicly-traded companies, including those having both large and small capitalization.


                (CHART OF CUMULATIVE TOTAL RETURN APPEARS HERE)



                            Dec-94       Dec-95        Dec-96       Dec-97       Dec-98        Dec-99
Eastern Company              $100          $98          $109         $168         $222          $210

Wilshire 5000                $100         $136          $165         $217         $268          $331

S&P(R)Manufacturing          $100         $141          $194         $231         $268          $329
(Diversified) Index

                             ADDITIONAL INFORMATION

      Any shareholder who intends to present a proposal at the 2001 Annual Meeting of shareholders and desires that it be included in the Company's proxy material must submit to the Company a copy of the proposal on or before November 15, 2000. Any shareholder who intends to present a proposal at the 2001 Annual Meeting but does not wish that the proposal be included in the Company's proxy material must provide notice of the proposal to the Company, in accordance with the terms of the Company's by-laws, no earlier than January 26, 2001 and no later than February 25, 2001.

                             FORM 10-K ANNUAL REPORT

      A copy of the corporation's annual report on Form 10-K as filed with the Securities and Exchange Commission for the fiscal year ended January 1, 2000 will be furnished without charge to shareholders upon written request directed to John D. Dibble, Director of Investor Relations, The Eastern Company, 112 Bridge Street, P.O. Box 460, Naugatuck, Connecticut 06770-0460.

                                 OTHER BUSINESS

      Under Connecticut law, no business other than the general purpose or purposes stated in the notice of meeting may be transacted at an annual meeting of shareholders. If any matter within the general purposes stated in the notice of meeting but not specifically discussed herein comes before the meeting or any adjournment thereof, the persons named in the enclosed proxy will vote upon such matter in accordance with their best judgment.

      This Proxy Statement and the above Notice are sent by order of the Board of Directors.

                                                        Amanda Gordon


                                                        Assistant Secretary

      March 15, 2000

                                      PROXY

                              THE EASTERN COMPANY
                  112 Bridge Street, Naugatuck, CT 06770-0460
       THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY



The undersigned hereby appoints Charles W. Henry and John W. Everets, or any one or more of them, true and lawful attorneys and agents, with the power of substitution for the undersigned in his name, place and stead, to vote at the Annual Meeting of Shareholders of The Eastern Company on April 26, 2000 and any adjournments thereof, all shares of common stock of said Company which the undersigned would be entitled to vote, if then personally present, as specified on the reverse side of this card on proposals 1 and 2 and in their discretion on all other matters coming before the meeting.

THIS PROXY WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER BUT IF NO CHOICE IS SPECIFIED, IT WILL BE VOTED FOR PROPOSALS 1 AND 2.


                 (Continue and to be signed on the other side)

                Please Detach and Mail in the Envelope Provided
-------------------------------------------------------------------------------
[X] Please mark your
    votes as in
    this example.



    The Board of Directors recommends a vote FOR proposals 1 and 2.



 1.  Election of Directors for 3-year terms:

 Nominees:  D.C. Robinson and D.S. Tuttle III

              [ ]    FOR               [ ] WITHHELD
                     BOTH                    FROM
                   NOMINEES                NOMINEES

              [ ] ___________________________________________________
                  For both nominees except as noted above.


 2.  Approval of the appointment of auditors     FOR       AGAINST      ABSTAIN
     (Ernst & Young LLP)                         [ ]         [ ]          [ ]



 SIGN, DATE, AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.


Signature______________________  _________________________  Dated _______ 2000
                                 Signature if held jointly

NOTE:(This Proxy should be dated, signed by the shareholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity ie. attorney, executor, trustee or in other representative capacity, should so indicate. If shares are held by joint tenants or as community property, both shareholders should sign.)